Forest Laboratories, Inc. Announces Buyout of Bystolic Royalties from Janssen Pharmaceutica NV

New York, April 2, 2012 - - Forest Laboratories, Inc. (NYSE: FRX) today announced that Forest Laboratories Holdings Limited (Forest), its wholly owned subsidiary, and Janssen Pharmaceutica NV (Janssen) entered into an agreement under which Forest acquired all U.S. patents and other U.S. and Canadian intellectual property for Bystolic® (nebivolol), which is currently approved in the United States for the treatment of hypertension, thereby eliminating all future royalties.  The acquisition was completed simultaneously with the execution of the agreement on March 30.

Under the terms of this agreement, Forest made a one-time cash payment of $357 million to Janssen, and Janssen assigned to Forest all U.S. patents and other U.S. and Canadian know-how covering Bystolic®, including the nebivolol composition of matter patent in the U.S.  Forest will amortize the one-time cash payment over the remaining patent life of Bystolic.

In addition, contemporaneously with the closing of the acquisition, Forest and Janssen terminated the licenses in Canada for both Bystolic and Savella® (milnacipran) with Janssen Pharmaceutica NV and Janssen Pharmaceutical, respectively.  Forest has now established its Canadian subsidiary, which will take over the registration and commercialization of both products.

Howard Solomon, Chairman and Chief Executive Officer of Forest Laboratories said, “We are pleased with the success of Bystolic and we look forward to the product’s continued growth.  Though it is the only branded beta-blocker in the U.S. market, Bystolic now represents over 4% of this very large class and it continues to grow.  Sales in the quarter ending December 31, 2011 grew 33% over the same quarter last year.  Forest will enjoy the fruits of its further investment in the commercialization of Bystolic, as well as in available lifecycle strategies.”

About Bystolic
Bystolic (nebivolol) was approved by the U.S. Food and Drug Administration in 2007 for the treatment of hypertension (chronic high blood pressure). Bystolic is a once-daily medication effective at lowering blood pressure when taken alone or in combination with other high blood pressure medications. It is available in 2.5 mg, 5 mg, 10 mg and 20 mg tablets. In clinical trials, the discontinuation rate due to adverse events was 2.8% for Bystolic versus 2.2% for placebo. Nebivolol is approved and marketed in 60 countries outside of North America.

About Forest Laboratories
Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective and respiratory medicine. The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings
SOURCE: Forest Laboratories, Inc.

CONTACT:  Frank J. Murdolo

Vice President - Investor Relations, Forest Laboratories, Inc.

1-212-224-6714

Frank.Murdolo@frx.com